Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of JPMorgan Chase & Co. and JPMorgan Chase Financial Company LLC of our report dated February 21, 2023 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in JPMorgan Chase & Co.'s Annual Report on Form 10-K for the year ended December 31, 2022. We also consent to the reference to us under the heading “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
New York, New York
April 13, 2023